Exhibit 99.1

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

ENTERS INTO A SIGNIFICANT RESTRUCTURING TRANSACTION

WITH MEMBERS OF ITS LENDER GROUP

DALLAS,TX — August 20, 2012 — Aventine Renewable Energy Holdings, Inc. (OTCBB:AVRW), today announced that it has entered into a Restructuring Agreement with 100% of its term loan lenders. Under the terms of this agreement the Company would convert the majority of its outstanding term loan debt into newly issued common equity of the Company, representing, on a fully diluted basis, approximately 92.5% of the issued and outstanding common stock after the issuance (subject to downward adjustment and/or dilution as described in the agreement).

The Company’s Board of Directors unanimously approved entering into the agreement and holders of approximately 60% of its common stock have also approved the agreement.  If completed, the Company expects the restructuring to reduce the Company’s existing debt by approximately $135 million and significantly lower the Company’s annual cash interest expense.  As part of the transactions, the term loan lenders have also agreed, subject to receipt of internal credit approvals, to provide $30 million in the form of additional indebtedness to further improve the Company’s liquidity.

With the commitment of all the requisite stakeholders the transactions are expected to be consummated without any court approvals.   If completed, the Company expects that unsecured creditors would not be affected by the restructuring and trade creditors would continue to receive payments in the ordinary course.   The transactions are targeted to close by the end of the 3rd quarter of 2012.

Completion of the transactions contemplated by the Restructuring Agreement is subject to certain customary conditions and approvals as well as the finalization of definitive documentation.

“The Company would like to thank its lenders and significant stakeholders for supporting its business and operations.  These are difficult times for the industry and the consummation of these transactions is expected to result in a much stronger balance sheet for the Company”, said John Castle, Aventine’s Chief Executive Officer.

The securities of the Company to be issued and/or offered and sold to the term loan lenders in reliance on Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.  This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Aventine Renewable Energy

Aventine is a leading producer of ethanol. Through our production facilities, we market and distribute ethanol to many of the leading energy companies in the U.S. In addition to producing ethanol, our facilities also produce several by-products, such as distillers grain, corn gluten meal and feed, corn germ and grain distillers dried yeast, which generate revenue and allow us to help offset a significant portion of our corn costs.

Forward Looking Statements

Certain information included in this press release may be deemed to be “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negatives of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, include the anticipated benefits of the Restructuring Agreement and the related transactions, expected timing of the completion of the transactions contemplated by the Restructuring Agreement and other aspects of the proposed restructuring, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that may cause Aventine’s actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include our ability to reach agreement with our stakeholders  on, and successfully complete negotiations with respect to, definitive documents effectuating the transactions contemplated by the Restructuring Agreement  and to satisfy all the conditions precedent to the consummation of all the transactions contemplated by the Restructuring Agreement in a timely manner, or at all, our ability to obtain and maintain normal terms with vendors and service providers, our ability to estimate allowed general unsecured claims, unliquidated and contingent claims and future distributions of securities and allocations of securities among various categories of claim holders, our ability to maintain contracts that are critical to our operations, our ability to attract and retain customers, our ability to fund and execute our business plan and any ethanol plant expansion or completion projects, our ability to receive or renew permits to construct or commence operations of our proposed capacity additions in a timely manner, or at all, laws, tariffs, trade or other controls or enforcement practices applicable to our operations, changes in weather and general economic conditions, overcapacity within the ethanol, biodiesel and petroleum refining industries, availability and costs of products and raw materials, particularly corn, coal and natural gas and the subsequent impact on margins, our ability to raise additional capital and secure additional financing, our ability to service our debt or comply with our debt covenants, our ability to attract, motivate and retain key employees, liability resulting from actual or potential future litigation or the outcome of any litigation with respect to our auction rate securities or otherwise, and plant shutdowns or disruptions. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.

Contact:

Aventine Renewable Energy Holdings, Inc.
Calvin Stewart

Chief Financial Officer

Ph:   214-451-6766

Fax: 214-451-6799